UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 4, 2012

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2012, MainSource Financial Group, Inc. (the “Company”) entered into a change in control agreement (“Agreement”) with Chris Harrison, a named executive officer of the Company (“Executive”).  The Agreement is effective as of May 4, 2012.

The Agreement entered into with Mr. Harrison supersedes the prior change in control agreement that he had with the Company.  The new Agreement was entered into with Mr. Harrison in order to: (i) remove the requirement under the prior change in control agreement that the Company gross-up the termination payment in the event the Executive was subject to excise taxes as a result of the payment; and (ii) to make the Agreement generally consistent with other agreements among the executives of the Company with respect to certain material terms, including the term of the Agreement, the length of time certain benefits continue following termination of employment, and the amount of notice necessary to terminate the Agreement.

Pursuant to the terms of the Agreement, in the event that the Executive’s employment is terminated by the Company other than for “Cause” (as defined in the Agreement) or by the Executive for “Good Reason” (as defined in the Agreement) (each, a “Qualifying Termination”) within 12 months of a “Change in Control” (as defined in the Agreement) of the Company, the Executive will be entitled to receive the following benefits:

(i)   a lump-sum cash amount equal to the sum of (A) the Executive’s base salary through the date of the Executive’s termination and any bonus amounts that have become payable, to the extent not previously paid or deferred, (B) a pro rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s date of termination occurs in an amount at least equal to (x) the Executive’s annual performance-based incentive bonus earned for the last completed fiscal year of the Company (the “Bonus Amount”), multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination and the denominator of which is 365, and reduced by (z) any amounts paid from the Company’s annual incentive plan for the fiscal year in which the Executive’s termination occurs and (C) any unpaid accrued vacation; plus

(ii)   a lump-sum cash amount equal to the sum of (A) 1.5 times the Executive’s highest annual rate of base salary during the 12-month period immediately prior to the Executive’s date of termination, plus (B) 1.5 times the Executive’s Bonus Amount; and

(iii) continuation of medical, dental, accident, disability and life insurance benefits for the Executive and his dependents for a period of 18 months following the Executive’s date of termination.  If the Executive’s date of termination is within 12 months of the earliest date on which such termination could be considered a “Retirement” (as defined in the Agreement), the benefits described in (ii) and (iii) in the preceding sentence will be reduced accordingly.

In the event that the Executive’s employment terminates other than by reason of a Qualifying Termination within 12 months of a Change in Control, the Executive will be entitled to receive a lump-sum cash amount equal to the sum of (i) the Executive’s base salary through the Executive’s date of termination and any bonus amounts that have become payable, to the extent not previously paid or deferred, and (ii) any unpaid accrued vacation.

To the extent payments made to the Executive in connection with a Change in Control, or within 12 months after a Change in Control, would be considered “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code, the benefit payment to the Executive under the Agreement, when combined with all other parachute payments to the Executive, shall be the greater of: (i) the Executive’s benefit under the Agreement reduced to the maximum amount payable to the Executive such that when it is aggregated with payments and benefits under all other plans and arrangements with the Company it will not result in an “excess parachute payment;” or (ii) the Executive’s benefit under the Agreement after taking into account the amount of the excise tax imposed on the Executive under Code Section 280G due to the benefit payment.

Except under limited circumstances, the Agreement will terminate if the Executive or the Company terminates the Executive’s employment prior to a Change in Control.  Additionally, the Company may terminate the Agreement upon 12 months’ written notice of termination; provided, however, that the Agreement will continue in effect for a 12-month period after a Change in Control if such Change in Control occurs during the term of the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement which is filed as an exhibit hereto and incorporated herein.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                          Exhibits.

10.1                           Change in Control Agreement with Chris Harrison dated May 4, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012

MAINSOURCE FINANCIAL GROUP, INC.

	By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Change in Control Agreement with Chris Harrison dated May 4, 2012